UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☑	Soliciting Material Pursuant to §240.14a-12

First Data Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which the transaction applies:

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Filed by First Data Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: First Data Corporation

Commission File No.: 001-11073

THIS FILING CONSISTS OF A TRANSCRIPT OF A CALL BETWEEN HENRY C. DUQUES, THE CHIEF EXECUTIVE OFFICER OF FIRST DATA CORPORATION, AND EMPLOYEES.

FIRST DATA CORPORATION

Moderator: Ric Duques

April 2, 2007

9:00 am CT

Coordinator:	Welcome and thank you for standing by. All participants will be in a listen-only mode for the duration of today’s conference. This conference is being recorded. If there are any objections, please disconnect at this time.

Your host for today’s mister are—for today’s conference is Mr. Ric Duques. First, Silvio Tavares will begin today’s conference with a brief introduction. Mr. Tavares, you may begin.

Silvio Tavares:	Thank you and good morning, everyone. This is Silvio Tavares, Head of Investor Relations for First Data Corporation. Due to the unique circumstances of today’s call, I have a few comments that are necessary for me to cover as we begin the call for today.

Now in connection with the proposed transaction with Kohlberg Kravis Roberts & Company that we are about to describe for you, First Data Corporation, the company, will file a proxy statement with the Securities and Exchange Commission or SEC.

Stockholders and employees are urged to read that proxy statement filed with the SEC carefully and in its entirety when it becomes available because it’s going to contain important information about the proposed transaction.

The final proxy statement will be mailed to the company stockholders. In addition, stockholders will be able to obtain a proxy statement and all other relevant documents filed by the company with the SEC free of charge at the SEC’s Web site, www.sec.gov.

Or you can obtain those directly from my department at First Data Corporation, 6200 South Quebec Street, Suite 340, Greenwood Village, Colorado, 80111. And that phone number is 303-967-6576.

Now First Data Corporation and its directors, executive officers and other members of the management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the company in connection with the proposed transaction we’re about to cover.

Information about the company and its directors and executive officers and their ownership of the company security is set forth in a proxy statement for the 2006 annual meeting of stockholders of the company, which was filed with the SEC on March 27, 2006.

Additional information regarding interests of those persons may be obtained by reading the proxy statement when it actually becomes available.

So with that, let me turn it over to our Chairman and Chief Executive, Ric Duques. Ric?

Ric Duques:	Thank you, Silvio and thank you, everybody on the phone for joining on such short notice. I’ve invited you on this call today because we have some really great news.

This morning we announced that First Data has agreed to be acquired by Kohlberg Kravis Roberts & Company, often referred to as KKR, for $34 per share. This translates into a transaction with a total value of approximately $29 billion.

Upon completion of the transaction, First Data will be a private company. This decision has the full support of our management team and board of directors.

The transaction is expected to close by the end of the third quarter and is subject to approval of First Data shareholders, customary closing conditions and regulatory approval. Until then, we are still operating as a publicly traded company.

This is very good news to you, our valued employees, for our clients and for our shareholders, who will receive a significant and immediate premium to the value of their shares.

We’re starting another exciting chapter in the First Data story. This chapter requires reinvestment in the business to take advantage of the global market opportunities in front of us today.

First Data has determined that this is the right decision for our company, as it maximizes shareholder value. The transaction will also allow First Data to make strategic long-term investments for the future that we need to advance our client-focused business strategy.

I think you are all aware of our strategy, which is to grow our core business, to expand our product offerings, to improve our overall cost structures and efficiencies and to rapidly expand our global reach — all of which we are doing today and we fully expect to continue under private ownership.

As part of the new First Data, we also remain committed to reviewing and simplifying our internal processes and policies, making it easier for clients and partners to do business with us.

As you know, the world is moving towards electronic payment and away from cash. Even lesser developed countries are participating in this migration from cash to credit, debit, prepaid cards. First Data is positioned to lead this cashless revolution.

Now is the time to make lasting improvements in our business to enable us to become even more competitive and positioned for long-term growth by improving our overall cost structure and creating efficiencies. KKR has a—has proven experience in this area and is committed to these priorities over the long term.

The ultimate beneficiaries of these investments will be the clients we serve. We will continue to build on our strong reputation as the trusted partner for electronic commerce and payment solutions.

Going private makes sense for First Data. KKR has a great reputation with companies they buy. And on average, their holding period is about seven years, which is an extraordinarily long holding period for private equity firms. KKR is the premier in private equity—in the private equity market.

I encourage you to visit the KKR.com Web site for additional information on this world-class firm. It has grown other companies with success—with much success in both the technology and financial services industry. KKR recognizes First Data as a company with highly skilled professionals who deliver on promises to clients and to each other.

In addition, KKR’s commitment to invest in companies for the long term offers great growth opportunities for employees. With strong, predictable cash flow and a highly talented employee base, First Data has the critical characteristics for success as a KKR portfolio company.

Now understandably, you’ll have many questions as we work through this transaction, such as what happens to my 401k? Will there be layoffs? Will First Data’s management team change? I’ll address as many of these questions as I can today on this call.

And you have our commitment to provide you with regular updates in the weeks ahead. This week we will be—there will be a new section on FirstWeb dedicated to this transaction. Please check this section regularly. We’ll update FirstWeb as quickly as we attain new—obtain new information.

So to some of the questions that I know are on your minds, first, with First Data actively seeking a private equity buyer, we were approached by KKR. Our senior management and the board of directors strongly believe that this transaction is the best opportunity to build long-term value for the company.

Does the transaction require shareholder approval? When will the vote be taken? Yes, it does require shareholder approval. A proxy will be circulated to shareholders. We will give you the date as soon as we have one when that will be distributed. The proxy requires the approval of the majority of the outstanding shares.

When is the anticipated distribution of the funds to shareholders? In other words, when do we get the $34 for each of our shares? At the close of this transaction, which we believe will be at the end of the third quarter of this year.

Will the stock continue to trade in the open market until close? Yes. We are a public company. We will remain a public company until close.

What will happen to the executive team? Our management team will remain in place. I will transition out of my role as CEO and retire as planned.

What will—what impact does this have on CEO succession and who will be the CEO? CEO decision is an important one and any decision will be made by our board of directors in consultation with KKR until the close of this transaction.

What impact does this have on our board of directors? After the closing, the company will be a private company and our current board will step down.

Do you expect clients to leave because of ownership of KKR? Absolutely not. And I certainly hope not. It’s important that we operate in the mode of business as usual to ensure our clients continue to receive superior levels of service from First Data.

In fact, KKR spoke with many of our clients when they were evaluating the offer and were very pleased with what they heard. These positive client comments were a direct result of the work that people on this phone call do every day for our clients. You are the reason why KKR is so excited about owning First Data.

Are clients being notified? Our client relationship managers and others are notifying clients as we speak. We do not expect that our private or public company status will affect the day-to-day service to our customers. And I strongly encourage you to continue delivering excellent service to our clients. Without our clients, we don’t have a business and we all know that.

Does the transaction have an impact on your plans for data and command center or platform consolidation? We would expect this work to continue because it’s the right thing to do for the business. If anything, we will proceed at a faster pace on these initiatives, starting today and continuing after this transaction closes.

What will happen to First Data employees and operations? Will there be any site closings or layoffs? KKR has acquired the company to build value. Our employees bring a wealth of experience and knowledge in this industry. It is the intention of KKR and First Data to ensure continuity of operations and continued excellent service to our clients.

In the normal course of business we routinely examine our staff levels to adjust for current business needs. However, we don’t anticipate any significant changes in staffing or structure as—at this time as a result of this deal.

If I lose my job, will I be offered severance? If your position is eliminated because of this transaction, you will be offered severance in accordance with First Data policy, which KKR has agreed to honor for at least two years. However, as I said before, we don’t anticipate any significant changes in staffing or our structure as a result of this transaction at this time.

What will happen to employee options and restricted stock? All unvested options and RSAs or RSUs will be vested upon the close of this transaction. All vested options and RSAs or RSUs will be cashed out at $34 per share at the time of closing.

What will happen to current 401k and retirement plans? For our agreement with KKR, First Data’s current 401k and retirement plan benefit packages are expected to remain the same for the foreseeable future.

What will happen to current health plans? First Data’s current health benefit packages are expected to remain the same for the foreseeable future.

What will happen to the employee stock purchase plan before and after close? The ESPP remains in place through June 30, 2007. After June 30 there will no longer be a stock purchase program.

What impact will this have on our equity compensation? Will there be an equity plan? This one, we don’t have any details at this time. But we’ll update you as soon as we have any information.

Will the headquarters be moved? Will there be an impact on other FDC locations and facilities? Decisions of this nature will be made in the normal course of business. We are committed to updating you as decisions are made in this area. Be sure to go to FirstWeb regularly to see the latest updates.

Now I realize this is a lot of information. As you think about it and come up with questions, please refer to FirstWeb for updates and feel free to send me any questions or comments to askric@firstdata.com.

I know I speak for the senior management team when I say we are very enthusiastic about both the structure of this transaction and the prospects for entering a new chapter in the First Data story with KKR.

As we go through this transition, I ask you to remain squarely focused on our clients by delivering the leading electronic commerce and payment solutions that they expect and deserve from First Data.

Thank you for your time and commitment to the success of First Data. Together with KKR we will shape the new First Data. Thank you very much.

Coordinator:	Thank you for joining today’s conference. That does conclude the call at this time. You may disconnect.

END